EXHIBIT 23.1

August 23, 2022

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Appyea, Inc.:

We consent to the use of our report dated July 8, 2022, with respect to the consolidated financial statements of Appyea, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Barzilay & Co.

Barzilay & Co

Certified Public Accountants

A Member of MSI Worldwide

[Jerusalem, Israel]